===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        UNITED STATES FILTER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

  [LOGO OF U.S. FILTER]

  To U.S. Filter Stockholders:

    You are cordially invited to attend the 1998 Annual Meeting of U.S. Filter stockholders. We will meet on Thursday, August 13, 1998, at 9:30 a.m., local time, at the Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California 95052.

    I urge you to vote your shares by proxy, even if you plan to attend the meeting. After you read this proxy statement, indicate on the proxy card the way you want to have your shares voted. Then date, sign and mail the proxy card in the postage-paid envelope that is provided.

    We hope to see you at the meeting.

                                          Sincerely,

                                          /s/ Richard J. Heckmann

                                          Richard J. Heckmann
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                          President

  July 7, 1998

                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD AUGUST 13, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of United States Filter Corporation (the "Company") will be held at the Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California 95052 on Thursday, August 13, 1998, at 9:30 a.m., local time, for the following purposes, as more fully described in the attached Proxy
Statement:

     1. To elect four directors, each for a term of three years;

     2. To approve the Company's Senior Executive Annual Incentive Plan;

     3. To approve the Company's 1998 Stock Incentive Plan;

     4. To approve an amendment to the Company's 1991 Directors Stock
        Option Plan;

     5. To ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants for the Company; and

     6. To consider any other matters that may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on June 23, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours for a period of at least ten days prior to the Annual Meeting at the executive offices of the Company, 40-004 Cook Street, Palm Desert, California 92211.

  You are cordially invited to attend the Annual Meeting in person. In order to ensure your representation at the meeting, however, please promptly complete, date, sign and return the enclosed proxy in the accompanying envelope. If you should decide to attend the Annual Meeting and vote your shares in person, you may revoke your proxy at that time.

                                          By Order of the Board of Directors

                                          /s/ Damian C. Georgino

                                          Damian C. Georgino
                                          Corporate Secretary

July 7, 1998

                       UNITED STATES FILTER CORPORATION
                              40-004 COOK STREET
                         PALM DESERT, CALIFORNIA 92211

                               ----------------

                                PROXY STATEMENT
                                 JULY 7, 1998

                               ----------------

                   PROXY SOLICITATION AND VOTING INFORMATION

  The accompanying proxy is solicited by the Board of Directors of United States Filter Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, August 13, 1998, at the Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California, at 9:30 a.m., local time, at and at any adjournment thereof. The proxies will be voted if properly signed, received by the Secretary of the Company prior to the close of voting at the Annual Meeting and not revoked. If no direction is given in the proxy, it will be voted "FOR"
(i) the election of the directors nominated by the Board of Directors; (ii) the proposal to approve the Company's Senior Executive Annual Incentive Plan;
(iii) the proposal to approve the Company's 1998 Stock Incentive Plan; (vi) the proposal to approve an amendment to the Company's 1991 Directors Stock Option Plan; and (v) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

  A stockholder who has returned a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering a revised proxy, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing the proxy to the Corporate Secretary of the Company. This notice may be mailed to the Corporate Secretary at the address set forth above or may be given to the judge of election at the Annual Meeting.

  This Proxy Statement, together with the accompanying proxy, is first being mailed to stockholders on or about July 7, 1998.

  Holders of record of Common Stock at the close of business on June 23, 1998 are entitled to vote at the Annual Meeting. On that date, 112,019,096 shares of Common Stock were issued and outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

  Abstentions may be specified as to all proposals to be brought before the Annual Meeting, other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instruction from beneficial owners on the election of directors and on each of the proposals to be brought before the Annual Meeting.

  Approval of the proposals to be brought before the Annual Meeting (not including the election of directors) will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon. As to those proposals, if a stockholder abstains from voting certain shares it will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares, those shares will not be considered present and entitled to vote with respect to that proposal and therefore will have no effect on the outcome of the vote. In addition, approval of the Company's Senior Executive Annual Incentive Plan, the Company's 1998 Stock Incentive Plan and the Company's 1991 Directors Stock Option Plan, as amended, will require the total votes cast "For" or "Against" each such proposal to constitute more than 50% of the outstanding shares of Common Stock. With regard to the election of directors, votes may be cast in favor or withheld. The four persons receiving the highest number of favorable votes will be elected as directors of the Company.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of eleven members, divided into three classes. The terms of office of the three classes of directors (Class I, Class II and Class III) end in successive years. The terms of the Class II directors expire this year and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2001. The terms of the Class III and Class I directors do not expire until 1999 and 2000, respectively.

  The Board of Directors has nominated J. Danforth Quayle, Arthur B. Laffer, Alfred E. Osborne, Jr. and Andrew D. Seidel for election as Class II directors. The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board of Directors.

  All directors were previously elected by the Company's stockholders, except for Messrs. Quayle and Moore. Mr. Quayle was elected as a Class II director by the Board of Directors in February 1996 to fill a vacancy. Mr. Moore was elected as a Class I director by the Board of Directors in September 1997 as a designee of the Bass family of Fort Worth, Texas. See "Security Ownership-- Other Beneficial Owners."

           CLASS II DIRECTORS--NOMINEES FOR TERMS TO EXPIRE IN 2001

 J. DANFORTH QUAYLE                   Mr. Quayle was the forty-fourth Vice President of
  Age 51                              the United States. In 1976, Mr. Quayle was elected
  Director since 1996                 to Congress and in 1980 to the United States Senate,
                                      being re-elected in 1986 and serving until 1989. As
                                      Vice President, he headed the Competitiveness and
                                      Space Councils for the President. Since leaving of-
                                      fice in January 1993, Mr. Quayle has served as
                                      Chairman of Circle Investors, Inc. (a private finan-
                                      cial services and insurance holding company), and
                                      BTC, Inc. (a private company through which he oper-
                                      ates certain of his personal business interests). He
                                      is a director of Central Newspapers, Inc. and Ameri-
                                      can Standard Companies, Inc. and is a member of the
                                      Board of Trustees of The Hudson Institute.

 ARTHUR B. LAFFER                     Dr. Laffer has been Chairman and Chief Executive Of-
  Age 57                              ficer of Laffer Associates, an economic research and
  Director since 1991                 financial firm (and its predecessor, A.B. Laffer,
                                      V.A. Canto & Associates), since founding the firm in
  Chairman of the Audit Committee     1979. He is also Chairman of Calport Asset Manage-
                                      ment, Inc., a money management firm. Dr. Laffer has
                                      been Chief Executive Officer of Laffer Advisors,
                                      Inc., a registered broker-dealer and investment ad-
                                      visor, since 1981. He was the Charles B. Thornton
                                      Professor of Business Economics at the University of
                                      Southern California from 1976 through 1984, Distin-
                                      guished University Professor at Pepperdine Univer-
                                      sity from October 1984 to September 1987, and was a
                                      member of President Reagan's economic policy advi-
                                      sory board. He is a director of Coinmach Laundry
                                      Corporation, MasTec, Inc., Oxigene Inc., Nicholas
                                      Applegate Mutual and Growth Equity Funds and several
                                      privately-held companies.

ALFRED E. OSBORNE, JR.               Dr. Osborne is Director of the Harold Price Center
 Age 53                              for Entrepreneurial Studies and Associate Professor
 Director since 1991                 of Business Economics at the John E. Anderson Gradu-
                                     ate School of Management at UCLA. He has been on the
 Chairman of the Compensation Com-   UCLA faculty since 1972. He is a director of Grey-
 mittee and Member of the Audit      hound Lines, Inc., Nordstrom, Inc. and The Times
 Committee                           Mirror Company.

ANDREW D. SEIDEL                     Mr. Seidel was appointed President and Chief Operat-
 Age 36                              ing Officer--North American Wastewater Group of the
                                     Company in February 1998, having previously served
                                     as Executive Vice President--Wastewater Group since
                                     July 1995, and as Senior Vice President--Wastewater
                                     Group and General Manager of U.S. Filter, Inc.,
                                     Warrendale, Pennsylvania, from September 1993 to
                                     July 1995. He had previously served as Vice Presi-
                                     dent--Membralox Group since December 8, 1992. Mr.
                                     Seidel is a member of the Board of Directors of
                                     Treated Water Outsourcing ("TWO"), a joint venture
                                     between the Company and Nalco Chemical Company.

               CLASS III DIRECTORS--PRESENT TERM EXPIRES IN 1999

JAMES E. CLARK                       Mr. Clark was President of Western Operations for
 Age 69                              Prudential Insurance from 1978 to June 1990. Since
 Director since 1990                 June 1990, he has been a consultant and a private
                                     investor. Mr. Clark is also Chairman of Asian-Ameri-
 Member of the Audit Committee and   can Communication Company, Inc., and a director of
 the Compensation Committee          Asian American Association, Inc., a joint venture
                                     with Sprint, and Durotest Corporation. He is also a
                                     trustee of the Yul Brynner Foundation.

RICHARD J. HECKMANN                  Mr. Heckmann was elected Chairman of the Board of
 Age 54                              Directors, Chief Executive Officer and President of
 Director and Chairman since 1990    the Company on July 16, 1990. Mr. Heckmann was a Se-
                                     nior Vice President at Prudential-Bache Securities
 Chairman of the Nominating Commit-  in Rancho Mirage, California from January 1982 to
 tee                                 August 1990. He joined the U.S. Small Business Ad-
                                     ministration in 1977 and served as Associate Admin-
                                     istrator for Finance and Investment from 1978 to
                                     1979. Prior thereto he was founder and Chairman of
                                     the Board of Tower Scientific Corporation, a manu-
                                     facturer of custom prosthetic devices, which was
                                     sold to Hexcel Corporation in 1977. He is also a di-
                                     rector of USA Waste Services, Inc., United Rentals,
                                     Inc. and K2, Inc.

ROBERT S. HILLAS                     Mr. Hillas was appointed Chairman, President and
 Age 49                              Chief Executive Officer of Envirogen, Inc., an envi-
 Director since 1996                 ronmental systems and services company, in April
                                     1998. Mr. Hillas has served as a member of
                                     Envirogen's Board of Directors since April 1997.
                                     From 1993 to April 1998, Mr. Hillas served as a Man-
                                     aging Director of E.M. Warburg, Pincus & Co., LLC,
                                     or its predecessor. Mr. Hillas is also a director of
                                     Advanced Technology Materials, Inc., Transition Sys-
                                     tems, Inc. and several privately held companies.

                CLASS I DIRECTORS--PRESENT TERM EXPIRES IN 2000

JOHN L. DIEDERICH                    Mr. Diederich was Executive Vice President--Chair-
 Age 61                              man's Counsel for Aluminum Company of America
 Director since 1993                 ("Alcoa") from August 1991 until January 1997, when
                                     he retired. Mr. Diederich is a director of Continen-
 Member of the Compensation          tal Mills, Inc. and a trustee of Shadyside Hospital.
 Committee

NICHOLAS C. MEMMO                    Mr. Memmo was appointed President/Chief Operating
 Age 36                              Officer of the North American Process Water Group of
 Director since 1997                 the Company in February 1998. From July 1995 to Feb-
                                     ruary 1998, Mr. Memmo served as Executive Vice Pres-
                                     ident--Process Water of the Company and from March
                                     1994 to July 1995, Mr. Memmo served as Senior Vice
                                     President and General Manager of U.S. Filter/Ionpure
                                     Inc. From December 1992 to March 1994 Mr. Memmo
                                     served as Senior Vice President--Sales & Marketing
                                     of the Company.

ARDON E. MOORE                       Mr. Moore, an investment advisor to the Bass family
 Age 40                              of Fort Worth, Texas, has been a Vice President of
 Director since 1997                 Lee M. Bass, Inc., a corporation with operations in
                                     ranching, oil and gas exploration and production and
                                     real estate and investments in corporate securities,
                                     for more than ten years. Mr. Moore currently serves
                                     as President of the Fort Worth Zoological Associa-
                                     tion and is a director of Texas Water Foundation,
                                     Inc.

C. HOWARD WILKINS, JR.               Mr. Wilkins served as the United States Ambassador
 Age 60                              to the Netherlands from June 1989 to July 1992.
 Director since 1992                 Prior to being Ambassador and thereafter, Mr. Wil-
                                     kins has been Chairman of the Board of Maverick Res-
 Member of the Compensation          taurant Corporation, which owns and operates restau-
 Committee                           rants under franchise agreements, and Maverick De-
                                     velopment Corporation.

  Meetings and Committees of the Board. During the fiscal year ended March 31, 1998 ("fiscal 1998"), the Board of Directors met on four occasions and also took action four times by unanimous written consent and three times by telephonic conference call. The Board has three standing committees, the Audit, Compensation and Nominating Committees. Each director attended all meetings of the Board and committees of the Board of which he was a member and took part in all telephonic conference calls among Board members during fiscal 1998.

  The Audit Committee reviews the performance of the Company's independent public accountants and makes recommendations to the Board concerning the selection of independent public accountants to audit the Company's financial statements. The Audit Committee also reviews the audit plans, audit results and findings of the internal auditors and the independent accountants, and reviews the Company's systems of internal control. Additionally, the Audit Committee is responsible for overseeing the Company's corporate compliance program. Members of the Audit Committee meet with the Company's management and independent public accountants to discuss the adequacy of internal accounting controls and the financial accounting process. The Company's independent accountants have free access to the Audit Committee, without management's presence. The Audit Committee held one meeting in fiscal 1998.

  The Compensation Committee reviews and determines the compensation of the Company's officers (including salary and bonus), authorizes or approves any contract for remuneration to be paid after termination of any officer's regular employment and performs specified functions under the Company's various compensation plans, including the 1991 Employee Stock Option Plan, the 1991 Directors Stock Option Plan (the

"Directors Plan") and the Company's Executive Severance Pay Plan. The Compensation Committee reviews, but is not required to approve, the participation of officers in the Company's other benefit programs for salaried employees. The Compensation Committee held three meetings and took action by written consent on one occasion in fiscal 1998.

  The Nominating Committee reviews the performance of incumbent directors and the qualifications of nominees proposed for election to the Board and makes recommendations to the Board with respect to nominations for director. In recommending candidates for the Board of Directors, the Nominating Committee will seek individuals having experience in fields applicable to the Company's goals and functions. Stockholders who wish to suggest qualified candidates should write to the Corporate Secretary of the Company, stating the qualifications of such persons for consideration by the Nominating Committee. The Nominating Committee held one meeting in fiscal 1998.

  Compensation of Directors. Directors receive no cash compensation for their services as directors, although they are reimbursed for out-of-pocket expenses incurred in attending meetings. Each director who is not an employee of the Company participates in the Directors Plan. The Directors Plan provides that directors of the Company who are neither officers nor employees of the Company or its subsidiaries are granted in April of each year options to purchase 12,000 shares of the Company's Common Stock at fair market value, as determined on the date of grant. During fiscal 1998, options to purchase 12,000 shares of Common Stock were granted under the Directors Plan to each of the Company's non-employee directors on April 1, 1997 at an exercise price of $30.875 per share.

                              SECURITY OWNERSHIP

MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Common Stock as of June 23, 1998 by each director, nominee for director and the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares.

                                                  SHARES BENEFICIALLY PERCENT OF
   NAME                                                OWNED/1/        CLASS/2/
   ----                                           ------------------- ----------
   Richard J. Heckmann...........................      1,299,456/3/      1.2%
   Harry K. Hornish, Jr. ........................         64,811           *
   Nicholas C. Memmo.............................        131,081           *
   Andrew D. Seidel..............................        112,912           *
   Kevin L. Spence...............................        125,124           *
   James E. Clark................................        150,000           *
   John L. Diederich.............................         89,250           *
   Robert S. Hillas..............................         27,000           *
   Arthur B. Laffer..............................        130,875/4/        *
   Ardon E. Moore................................        172,480           *
   Alfred E. Osborne, Jr. .......................        149,125/5/        *
   J. Danforth Quayle............................         51,000           *
   Michael J. Reardon............................        251,142
   C. Howard Wilkins, Jr. .......................        158,000           *
   All Directors and Executive
    Officers as a Group (23 persons).............      5,974,098         5.2%

--------
/1/ Includes stock options exercisable within 60 days of June 23, 1998 as follows: Mr. Heckmann, 639,774 shares; Mr. Hornish, 34,611 shares; Mr. Memmo, 126,563 shares; Mr. Seidel, 112,624 shares; Mr. Spence, 105,124 shares; Mr. Clark, 60,000 shares; Mr. Diederich, 60,000 shares; Mr. Hillas, 24,000 shares; Dr. Laffer, 60,000 shares; Mr. Moore, 24,000 shares; Mr. Osborne, 60,000 shares; Mr. Quayle, 51,000 shares; Mr. Reardon, 213,756 shares; Mr. Wilkins, 60,000 shares; and All Directors and Executive Officers as a Group, 2,168,034 shares. All options were granted pursuant to the Company's 1991 Employee Stock Option Plan or the Directors Plan.

/2/ An asterisk (*) indicates ownership of less than 1% of the Common Stock.

/3/ Includes 19,249 shares held by Mr. Heckmann's wife and by Mr. Heckmann as custodian for his children as to which Mr. Heckmann may be deemed to have indirect beneficial ownership.

/4/ Includes 48,000 shares held by Laffer Associates, a company controlled by Dr. Laffer and 4,875 held in Dr. Laffer's retirement account.

/5/ Includes 8,500 shares held by Mr. Osborne's wife.

OTHER PRINCIPAL BENEFICIAL OWNERS

  The Equitable Companies Incorporated, a parent holding company located at 1290 Avenue of the Americas, New York, New York 10104, reported to the United States Securities Exchange Commission ("SEC") that it beneficially owned 6,495,193 shares, or approximately 6.2% of the Company's Common Stock as of December 31, 1997. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA-UAP each reported sole power to vote 2,293,783 of these shares, shared power to vote 4,046,600 of these shares, sole power to dispose of 6,468,563 of these shares and shared power to dispose of 26,629 of these shares. The Equitable Companies Incorporated reported sole power to vote 2,193,783 of these shares, shared power to vote 4,046,000 of these shares, sole power to dispose of 6,368,563 of these shares and shared power to dispose of 26,629 of these shares.

  Apollo Investment Fund, L.P., a Delaware limited partnership with its principal office address c/o CIBC Bank and Trust Company, Grand Cayman, Cayman Islands, British West Indies and Lion Advisor, L.P, a Delaware limited partnership with its principal office address at Two Manhattanville Road, Purchase, New York 10577, reported to the SEC that they beneficially own an aggregate of 13,752,860 shares (the "Shares") of the Company's Common Stock, or approximately 8.7% of the Company's Common Stock outstanding as of July 1, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Under the securities laws of the United States, the Company's directors, its executive officers and any persons beneficially holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the SEC and the NYSE. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements were satisfied, except that Thierry Reyners, President/Chief Operating Officer of the European Water and Wastewater Group, reported one purchase of the Company's Common Stock on the next form otherwise required to be filed under Section 16(a), instead of on a current report on Form 4. In making these statements, the Company has relied on copies of the reports that its officers and directors have filed with the SEC.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation information for the three fiscal years ended March 31, 1998 for the Company's Chief Executive Officer and for the four other most highly compensated executive officers of the Company for fiscal 1998 (the "Named Executive Officers").

                                                                  LONG-TERM
                                        ANNUAL COMPENSATION      COMPENSATION
                                    ---------------------------- ------------
                                                                  SECURITIES
                             FISCAL                 OTHER ANNUAL  UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR  SALARY   BONUS  COMPENSATION  OPTIONS/1/   COMPENSATION/2/
---------------------------  ------ ------- ------- ------------ ------------  ---------------
Richard J. Heckmann           1998  450,000 450,000     --         150,000          5,322
 Chairman of the Board,       1997  450,000 300,000     --         187,499          3,320
 Chief Executive Officer      1996  414,731 150,000     --         150,000            --
 And President

Harry K. Hornish,
 Jr./3/..................     1998  251,270 100,000     --          15,000          2,479
 President and Chief
 Operating                    1997  115,575 100,000     --             -- /4/       3,538
 Officer--Waterworks          1996      --      --      --             --             --
 Distribution Group

Nicholas C. Memmo             1998  215,923  55,000     --          25,000          4,718
 President and Chief
 Operating                    1997  199,154  37,500     --          15,000          4,923
 Officer--North American      1996  189,042  37,500     --          17,500          5,014
 Process Water Group

Andrew D. Seidel.........     1998  213,462  55,000     --          25,000          4,536
 President and Chief
 Operating                    1997  181,249  20,000     --          15,000          5,322
 Officer--North American      1996  153,535     --      --          15,000          4,980
 Wastewater Group

Kevin L. Spence               1998  204,654  33,000     --          20,000          3,647
 Executive Vice President     1997  180,001  65,000     --          15,000          6,209
 and Chief Financial
 Officer.................     1996  164,774  41,500     --          15,000          4,865

--------
/1/ Represents options granted pursuant to the Company's 1991 Employee Stock
    Option Plan to purchase shares of Common Stock. Option grants during fiscal 1998 are described in greater detail below.

/2/ Represents the Company's 50% matching contribution to the Company's 401(k)
    Plan.

/3/ In connection with the acquisition of The Utility Supply Group, Inc.
    ("USG"), Mr. Hornish became an employee of the Company on October 25, 1996. See "--Executive Severance Plan and Employment Agreements."

/4/ Mr. Hornish received options to purchase 67,111 shares of Common Stock in exchange for outstanding options to purchase shares of Common Stock of USG in connection with the acquisition of USG by the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The table below sets forth information with respect to stock options granted to the Named Executive Officers in fiscal 1998 under the Company's 1991 Employee Stock Option Plan. The options listed below are included in the Summary Compensation Table above.

                                     % OF TOTAL                          POTENTIAL REALIZABLE VALUE
                          NUMBER OF   OPTIONS                             AT ASSUMED RATES OF STOCK
                          SECURITIES GRANTED TO                            PRICE APPRECIATION FOR
                          UNDERLYING EMPLOYEES                                 OPTION TERM/2/
                           OPTIONS   IN FISCAL    EXERCISE   EXPIRATION -----------------------------
NAME                      GRANTED/1/    YEAR    PRICE ($/SH)    DATE          5%            10%
----                      ---------- ---------- ------------ ---------- -------------- --------------
Richard J. Heckmann.....   150,000      6.9%      $ 27.25     6/30/07   $    2,570,607 $    6,514,422
Harry K. Hornish, Jr. ..    15,000      0.9%        27.25     6/30/07          257,061        651,442
Nicholas C. Memmo.......    25,000      1.1%        27.25     6/30/07          428,434      1,085,737
Andrew D. Seidel........    25,000      1.1%        27.25     6/30/07          428,434      1,085,737
Kevin L. Spence.........    20,000      0.9%        27.25     6/30/07          342,748        868,590
Increase in Value to All
 Stockholders/3/........                                                $1,643,628,842 $4,165,278,193

--------
/1/ Options granted pursuant to the Company's 1991 Employee Stock Option Plan to purchase shares of Common Stock. The exercise price may be paid in cash or in shares of the Company's Common Stock. Of the options granted to Messrs. Heckmann, Hornish, Memmo, Seidel and Spence, 25% are vested and the remaining options will vest in equal increments on July 1, 1998, 1999 and 2000.

/2/ Calculated over a ten-year period representing the life of the options.

/3/ Represents/the increase in value to all stockholders assuming the Company's
    Common Stock appreciates 5% or 10% in value per year, compounded over a ten-year period, equivalent to the life of the options granted to the Named Executive Officers. Calculated using a Common Stock price of $27.25, the closing price on June 30, 1997, on the NYSE, which is the exercise price of substantially all of the options granted in fiscal 1998, and the total weighted average number of 95,909,000 shares of Common Stock outstanding in fiscal 1998.

OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUE

  The table below sets forth information with respect to stock options exercised by the named Executive Officers in fiscal 1998 and the number of unexercised options held by such persons on March 31, 1998, on a pre-tax basis:

                                                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                         SHARES ACQUIRED                 UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                         ON EXERCISE OF                    OPTIONS AT 3/31/98              AT 3/31/98
                           OPTIONS/1/    VALUE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE/2/
                         --------------- -------------- ------------------------- ----------------------------
Richard J. Heckmann.....        --          $     --         499,149/262,500         $11,204,836/3,808,601
Harry K. Hornish, Jr....     15,000          437,378           30,861/11,250                892,068/88,594
Nicholas C. Memmo.......      6,000           97,694          116,563/32,812             2,726,446/404,560
Andrew D. Seidel........      5,000          115,556          102,624/31,874             2,390,581/384,588
Kevin L. Spence.........     10,000          224,862           96,374/28,124             2,250,523/355,057

--------
/1/ Represents options under the Company's 1991 Employee Stock Option Plan to purchase shares of Common Stock.

/2/ The dollar value reported is based on the difference between the exercise price of the outstanding option and the closing price of the Company's Common Stock on the NYSE on March 31, 1998, of $35.125 per share.

RETIREMENT PROGRAM

  Effective April 1, 1995, the Company established a non-qualified defined benefit pension plan for its senior executives, including Messrs. Heckmann, Memmo, Seidel and Spence. Under this plan (the "Retirement Program"), the executive becomes entitled to receive from the Company at age 60 an annual retirement income, payable for 15 years equal to 50% of the executive's final five year average compensation. Earnings covered by the Retirement Program include salaries and incentive compensation. Benefits accrue on a percentage basis over the number of years of service of the executive from his date of hire with the Company to the attainment of age 60. The benefit accrued vests commencing after five years of service, 50% at that time, and 10% each year thereafter. A reduced benefit is payable at age 55 and if the executive's employment with the Company terminates before age 55, a deferred benefit, to the extent vested, is payable at or after age 55 based upon the executive's accrued benefit prior to termination.

  As of August 1997, the following are the benefits payable per year for 15 years under the Retirement Program for Messrs. Heckmann, Memmo, Seidel and Spence, assuming that their covered compensation increases at a rate of 5% annually and that their employment with the Company continues until age 60:
Mr. Heckmann $636,545; Mr. Memmo $443,451; Mr. Seidel $443,451; and Mr. Spence $280,371.

  All benefits under the Retirement Program are payable out of the general assets of the Company. Any funding established by the Company to provide a source for the payment of Retirement Program benefits would remain subject to the general creditors of the Company.

EXECUTIVE SEVERANCE PAY PLAN AND EMPLOYMENT AGREEMENTS

  Executive Severance Pay Plan. The United States Filter Corporation Executive Severance Pay Plan (the "Severance Plan") was adopted by the Board of Directors on June 9, 1998 effective as of January 1, 1998. It entitles eligible executives to certain severance benefits only upon termination of employment by the Company without cause (as defined) or termination by the employee for good reason (as defined) provided that, except following a change of control (as defined below), they do not compete with the Company or solicit its employees during the remainder of the term of the employment agreement and for one year thereafter. The Severance Plan also requires that confidential information not be disclosed. A change of control of the Company generally is defined to occur if (i) any person or group acquires 50% or more of the Company's voting securities, (ii) during any two year period there is a change in a majority of the Board of Directors of the Company, (iii) there is a consolidation or merger of the Company or a transfer of substantially all of the Company's assets or (iv) a plan of complete liquidation of the Company is approved by the stockholders.

  Initially only the Chief Executive Officer has been designated to participate in the Severance Plan. It replaces his Executive Retention Agreement previously in force. Other executive officers may be designated as participants in the future (which may be in lieu of any Retention Agreement or other severance arrangement to which any such executive officer is a party). The benefit provided to the Chief Executive Officer in connection with an eligible termination is the sum of his base salary plus the minimum annual incentive (determined without regard to any performance goals) for the balance of the term of his employment agreement.

  The benefit provided to any other eligible executive under the Severance Plan, should the Company designate any other executive as eligible, would consist of base salary for the balance of the term of an employment agreement that the Company would enter into with the executive plus target annual incentive for the year in which employment terminated times the number of full and partial years remaining in such employment term (determined without regard to any performance goals); and a lump sum equal to the greater of the present value of the health, life insurance, disability and accident insurance plans or programs for the remaining term of the agreement, and 1.5 times the present value of one year of such coverage.

  Payment of the severance benefit shall be made within 30 days after termination of employment.

  Employment Agreement--Chief Executive Officer. On June 9, 1998 the Company entered into an employment agreement (the "CEO Agreement") with Richard J. Heckmann, for his employment as Chief Executive Officer and President. The CEO Agreement is effective as of January 1, 1998 for a term of 63 months, and shall be automatically extended by one full calendar month on May 1, 1998, and on the first day of each month thereafter. It provides for an annual base salary of $750,000, to be reviewed annually for increase by the Compensation Committee, and for a minimum annual incentive of at least 60% of base salary, subject to performance goals negotiated in good faith by the Company and Mr. Heckmann. It also entitles Mr. Heckmann to participate in all senior executive incentive compensation plans and programs and all employee benefit, vacation, and fringe benefit plans and programs.

  Upon termination of employment for whatever reason, the CEO Agreement provides for the payment of any unpaid base salary through the date of termination; a prorated annual incentive based on the minimum annual incentive determined without regard to any performance goals; any deferred compensation, accrued vacation or expenses owed; any other compensation or benefits provided in accordance with any Company plans and programs; and continuation of Company welfare plans for Mr. Heckmann and/or his family for the balance of the term of the agreement (24 months when termination is due to death or disability.)

  In the event of termination due to death or disability, the CEO Agreement also provides a lump sum equal to two times the base salary in effect on the date of termination plus two times the minimum annual incentive determined without regard to any performance goals; and full and immediate vesting of any unvested stock options or restricted stock awards.

  In the event of termination by the Company without cause or by Mr. Heckmann for good reason (both as defined in the CEO Agreement), the CEO Agreement provides for the full and immediate vesting of any unvested stock options or restricted stock awards and the payment of benefits under the Severance Plan, described above. If such a termination occurs following a change of control (as defined in the Severance Plan), Mr. Heckmann is entitled to an additional payment, if necessary, to make him whole as a result of any excise tax imposed by the United States Internal Revenue Code of 1986, as amended (the "Code") on certain change of control payments.

  As part of the CEO Agreement and the Severance Plan, Mr. Heckmann is restricted from engaging in any business then being conducted by the Company during the term of the CEO Agreement and, except if Mr. Heckmann is terminated without cause or terminates for good reason following a change of control, for a period of one year thereafter.

  Retention and Employment Arrangements--Named Executive Officers Other than the Chief Executive Officer. The Company is a party to Executive Retention Agreements with each of the Named Executive Officers, other than Mr. Heckmann and Mr. Hornish (the "Other Executive Officers"). Each of those agreements (the "Retention Agreements") is identical. The Retention Agreements provide for the employment of the Other Executive Officers in their respective positions with the Company or as otherwise determined, provided the duties to be performed are those of a senior executive or manager of the Company. The Retention Agreements provide that under certain conditions, including if the executive's employment is terminated without cause, the executive has the right to receive from the Company an amount equal to one times such individual's annual salary. Following a change-of-control of the Company, the Retention Agreements provide for certain benefits if, within one year of the change-of-control, the executive's employment is terminated without cause, or if certain other conditions of the executive's employment are altered. In any such event, the Other Executive Officers have the right to receive the same multiple of their annual salary above described, but including their latest incentive award or target incentive, if greater, and the Company is also obligated to maintain for one year for the executive the welfare and retirement plans available to the executive or to provide an equivalent. Under the Retention Agreements, a change-of-control of the Company generally is defined to occur if (i) any person or group acquires 50% or more of the Company's voting securities, (ii) during any two year period there is a change in a majority of the Board of Directors of the Company, (iii) there is a consolidation or merger of the Company or a transfer of substantially all of the Company's assets or (iv) a plan of complete liquidation of the Company is approved by the stockholders.

  Mr. Hornish entered into a separate employment agreement with USG (the "Hornish Agreement") which provides for the payment of $250,000 in base salary per year for the period beginning October 25, 1996 and ending March 31, 1999. The Hornish Agreement also provides for cash performance bonuses. For the period beginning January 1, 1997 and ending March 31, 1998 and the period beginning April 1, 1998 and ending March 31, 1999, the Hornish Agreement provides for bonuses of up to $125,000 and $100,000, respectively, as well as additional annual bonuses of up to 35% of Mr. Hornish's base salary. Pursuant to the Hornish Agreement, such bonuses will be awarded if specified performance objectives are met.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed entirely of independent outside directors and is responsible for determining the compensation of the executive officers of the Company, presently comprising the Named Executive Officers and eleven additional individuals. The Compensation Committee also administers the Company's 1991 Employee Stock Option Plan, the Retirement Program and would administer the proposed 1998 Stock Incentive Plan, and, with Mr. Heckmann, the proposed Senior Executive Annual Incentive Plan.

  Compensation Policy and Practice. The Company's executive compensation policy is intended (i) to link compensation and stockholder value; (ii) to recognize and reward individuals for their contributions and commitment to the growth and profitability of the Company; and (iii) to secure and retain the highest caliber of executives through competitive levels of total compensation. The Compensation Committee believes this policy is generally best accomplished by providing a competitive total compensation package, a significant portion of which is variable and related to established performance goals. The Company retained an independent consulting firm during fiscal 1998 to review the Company's executive compensation levels and programs and to provide input to the Compensation Committee. To evaluate competitive compensation practices, the Company relied not only on the peer group in the performance graph, consisting of direct industry competitors, but also on a broader group of industrial companies that are more similar in size to the Company. Based on this input, as well as other considerations deemed appropriate, the Compensation Committee believes that the compensation provided to the Company's executives is competitive with general industry practices.

  Section 162(m) of the Code limits deductibility of compensation in excess of $1.0 million paid to a company's chief executive officer and the four other highest-paid executive officers unless such compensation qualifies as "performance-based." The Company was not affected by this limitation for the 1998 tax year. The Compensation Committee has reviewed this issue and, to preserve deductibility going forward, has recommended that the Company seek approval from stockholders to adopt the Senior Executive Annual Incentive Plan that is designed to meet the requirements of Section 162(m).

  Compensation of the Company's executive officers consists of the following elements: base salary, annual cash incentives and long-term stock-based incentives. Each of these elements is discussed below.

  Base Salary. In determining base salary for the Company's executive officers, the Compensation Committee assesses the relative contribution of each executive to the Company, the background and skills of each individual and the particular opportunities and problems which the individual confronts in his or her position with the Company. These factors are then assessed in the context of competitive market factors, including competitive opportunities with other industrial companies.

  In making changes in base salary for existing executive officers, other than Mr. Heckmann, the Compensation Committee considers the recommendations of Mr. Heckmann based on his personal evaluation of individual performance for the prior year including attainment of personal objectives and goals, attainment of Company performance goals, the Company's salary structure and competitive salary data.

  Annual Cash Incentives. Pursuant to an Annual Incentive Compensation Plan, key executives are eligible to earn incentive cash bonuses each year based on the Company's performance. For eligible operational executives, the maximum award level is 35% of base salary. For eligible staff executives, the maximum award level is 25% of base salary. For Mr. Heckmann, the maximum award level has been at the discretion of the Compensation Committee.

  Of the 35% maximum award level for operational executives, up to 8% is earned if the Company exceeds its profit plan; an additional 8% is earned if the businesses supervised by the executive achieve their profit plan; an additional 10% is earned if the businesses supervised by the executive exceed their profit plan; and an additional 9% may be earned based on a subjective assessment of the executive's performance. Of the 25% maximum award level for staff executives, 8% is earned if the Company achieves its pre-established profit plan for the fiscal year; up to an additional 8% may be earned if the Company exceeds its profit plan; and an additional 9% may be earned based on a subjective assessment of the executive's performance. With respect to the subjective portion of the award, Mr. Heckmann assesses the performance of each of the other executives or employees.

  After fiscal 1998, annual cash incentives for the Chief Executive Officer and any other participating executive officers will be determined under the Senior Executive Annual Incentive Plan described below provided that such plan is approved by the stockholders.

  Fiscal 1998 Annual Cash Incentives. Mr. Hornish's bonus for fiscal 1998 was paid pursuant to his Employment Agreement based on performance objectives established for USG prior to its acquisition by the Company. Bonuses for Messrs. Seidel, Memmo and Spence were based on an assessment of each executive in relation to the above criteria. In particular, the cash bonuses paid reflect that the Company exceeded its profit plan, and that the businesses supervised by the executives exceeded their profit plan. Information with respect to the cash bonuses paid to the Named Executive Officers in fiscal 1998 is provided in the Summary Compensation Table above.

  Long-Term Incentives. Long-term incentive compensation is intended to focus the efforts of executive officers and key employees on performance that will increase the equity value of the Company for its stockholders. Under the Company's 1991 Employee Stock Option Plan, officers and key employees of the Company may be granted stock options. Under the proposed 1998 Stock Incentive Plan, subject to the approval of stockholders, officers and key employees of the Company may be granted stock options, and from time to time, stock appreciation rights, restricted shares, and performance awards. Stock options are granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant, generally vest over a period of three years, and expire after ten years. Options only have value to the recipient if the price of the Company's stock appreciates after the options are granted. The Company believes that not less than 10% of the Company's outstanding equity securities should be available for employee stock incentives, and stock incentive grants by the Compensation Committee have reflected and can be expected to continue to reflect this belief.

  Fiscal 1998 Long-Term Incentives. Only stock option grants under the Company's 1991 Employee Stock Option Plan were made in fiscal 1998 to the Named Executive Officers. Information with respect to these grants is provided in the Summary Compensation Table above.

  Chief Executive Officer Compensation. In determining Mr. Heckmann's compensation for fiscal 1998, the Compensation Committee focused upon the policies described above. Mr. Heckmann's annual incentive and the number of options granted to him reflect the overall performance of the Company for fiscal 1998 under his leadership, including his continued strategic direction, his significant involvement in and responsibility for the overall operations of the Company and his direct involvement in numerous acquisitions made by the Company during the year. For fiscal 1998, Mr. Heckmann received an annual incentive under the Annual Incentive Compensation Plan equal to $450,000, based on the Company's exceeding its profit plan, successful completion of strategic acquisitions and the Compensation Committee's assessment of Mr. Heckmann's role in that success.

  On June 9, 1998, the Company and Mr. Heckmann entered into a new employment contract. See "Executive Severance Plan and Employment Agreements--Employment Agreement--Chief Executive Officer." For fiscal 1999, the Compensation Committee has determined that Mr. Heckmann's salary be increased to

$750,000 based on his contributions to the Company, the complexity of leading a company that now has seven business groups and annual revenue for fiscal 1998 in excess of $3 billion, his ongoing role in the integration of the Company's numerous acquisitions, the expectation that the Company will continue to experience rapid growth, and competitive opportunities with other publicly-traded industrial companies.

  The Compensation Committee believes that Mr. Heckmann's overall compensation is warranted by his roles in both the strategic and operational aspects of the Company's business, the value he continues to bring to the Company in the identification and realization of acquisition opportunities, and the success of the Company both in its business and in the financial markets.

                                          Alfred E. Osborne, Jr., Chairman
                                          James E. Clark
                                          John L. Diederich
                                          C. Howard Wilkins, Jr.

COMPARATIVE STOCK PERFORMANCE

  The chart below sets forth line graphs comparing the performance of the Company's Common Stock as compared with the NYSE Composite Stock Index and a peer group index for the five-year period commencing March 31, 1993 and ending March 31, 1998. The peer group consists of the Common Stock of Air & Water Technologies Corporation, Calgon Carbon Corporation, Ionics, Incorporated, Osmonics, Inc. and Wheelabrator Technologies Inc. ("WTI"). In the future, WTI will not be included in the peer group because (i) the Company acquired the WTI businesses that made it a "peer"--WTI's Water Systems and Manufacturing Group on December 2, 1996, and its contract operations and privitization business on April 1, 1997, and (ii) WTI announced on March 30, 1998 that it has agreed to merge the other businesses with Waste Managment, Inc.

  The indices assume that the value of the investment in the Company's Common Stock and each index was $100 on March 31, 1993, and that dividends were reinvested.



                                     LOGO
                       INDEXED TOTAL SHAREHOLDER RETURN

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           U.S. Filter    NYSE Composite   Peer Group
(Fiscal Year Covered)        Common Stock   Stock Index      Index
-------------------          ------------   --------------   ----------
Base Period 3/31/93          $100           $100             $100
Years Ending:
  3/31/94                    $ 84.50        $ 99.05          $ 89.87
  3/31/95                    $ 93.00        $108.67          $ 70.83
  3/31/96                    $168.00        $139.09          $ 86.09
  3/31/97                    $277.88        $159.79          $ 74.64
  3/31/98                    $316.13        $229.64          $ 83.26

Source: Standard and Poor's Compustat Total Return Service
Peer Group
------------------------------------
Air & Water Technologies Corporation
Calgon Carbon Corporation
Ionics, Incorporated
Osmonics, Inc.
Wheelabrator Technologies Inc.

                   PROPOSAL TO APPROVE THE SENIOR EXECUTIVE
                             ANNUAL INCENTIVE PLAN

  On June 9, 1998, the Board of Directors of the Company adopted, subject to approval by the stockholders of the Company, the United States Filter Corporation Senior Executive Incentive Plan (the "Executive Incentive Plan") to provide the chief executive officer of the Company and certain other key employees with a performance-based annual Award (as defined below) for fiscal years beginning on or after April 1, 1998. The Executive Incentive Plan was designed by the Company with the assistance of a nationally-recognized compensation consulting firm.

  The Executive Incentive Plan is designed to satisfy the requirements for deductibility under Section 162(m) of the Code. Section 162(m) of the Code denies a deduction by a publicly-held company for annual compensation in excess of $1 million per executive paid to any of the chief executive officer or the four other most highly compensated executive officers who are employed at the end of the fiscal year. Certain types of compensation, including compensation paid based on the achievement of pre-established performance goals, are excluded from this deduction limit. For compensation to qualify for this exclusion, the material terms pursuant to which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by, the stockholders in a separate vote prior to the payment of the compensation. The Executive Incentive Plan is performance-based in that the Awards payable thereunder are determined with reference to the Company's Net Income (as defined below). Accordingly, the Executive Incentive Plan is being submitted to the stockholders for approval so that payments thereunder will be exempt under Section 162(m) of the Code.

  Administration. The Executive Incentive Plan is administered by the Compensation Committee, which is currently composed of four members of the Board of Directors who qualify as "outside directors" under Section 162(m) of the Code (the "Committee"). The Committee has the authority to designate the key employees eligible to participate in the Executive Incentive Plan (other than the Chief Executive Officer), to certify attainment of performance goals and other material terms, to construe and interpret the Executive Incentive Plan and make all other determinations deemed necessary or advisable for the administration of the Executive Incentive Plan.

  Eligibility and Participation. The Chief Executive Officer of the Company will participate automatically in the Executive Incentive Plan during each fiscal year. In addition, the Committee may, in its sole discretion, select other key employees of the Company to be eligible to participate in the Executive Incentive Plan for any fiscal year. It is presently anticipated that 11 executives, including the Named Executive Officers, in addition to the Chief Executive Officer will participate in the Executive Incentive Plan for the fiscal year that began April 1, 1998.

  Determination of Awards. Subject to the Committee's discretion to pay a lesser amount, as of the first day of a fiscal year, the Chief Executive Officer will be entitled to an Award equal to one percent (1.0%) of Net Income for such fiscal year, not to exceed $3,000,000. Also subject to the Committee's discretion to pay a lesser amount, each individual who becomes a participant after the first day of a fiscal year shall be entitled to a prorated Award based on the number of days of participation during such fiscal year.

  For purposes of the Executive Incentive Plan, "Net Income" means the consolidated net after-tax income of the Company, after adjustment to omit the effects of any non-recurring or extraordinary items and the cumulative effects of changes in accounting principles as shown in the Company's audited consolidated statement of income.

  Form and Payment of Awards. Subject to the Committee's written certification of the Net Income achieved by the Company in connection with any applicable fiscal year, Awards will be paid in a lump sum cash payment as soon as practicable after the amount thereof has been determined. Except as otherwise provided below, no Award will be payable to any participant who is not an employee of the Company on the last day of such fiscal year. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more participants to defer the receipt of amounts due under the Executive Incentive Plan.

  Termination of Employment. If a participant's employment with the Company terminates due to death, disability, or retirement, the participant or his or her beneficiary, as the case may be, will be paid a prorated Award in cash at the same time that Awards are otherwise paid under the Executive Incentive Plan based on the number of days of participation during the fiscal year in which the termination occurs. If a participant's employment with the Company is terminated for cause (as defined in the Executive Incentive Plan), his right to the payment of an Award and all other rights under the Executive Incentive Plan will be forfeited.

  If a participant's employment with the Company is terminated involuntarily by the Company without cause or voluntarily by the Participant for good reason (as defined in the Executive Incentive Plan), he or she shall be entitled to an Award to the extent provided in the Severance Plan.

  Amendment and Termination. The Board of Directors may at any time and from time to time amend or terminate the Executive Incentive Plan in whole or in part; provided, that no amendment may be made after the date on which an employee is selected as a participant for a fiscal year that would affect adversely any of the rights of any participant for such fiscal year.

  U.S. Federal Income Tax Consequences. All payments under the Executive Incentive Plan will be taxable ordinary income to the participants under the Code in the year of receipt and the Company will be entitled to a corresponding U.S. federal income tax deduction at such time.

VOTE REQUIRED

  Approval of the Executive Incentive Plan will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy and voting at the Annual Meeting, assuming the presence of a quorum. In addition, approval of the Executive Incentive Plan will require the total votes cast "For" or "Against" the Executive Incentive Plan to constitute more than 50% of the outstanding shares of Common Stock. If the stockholders do not approve the Executive Incentive Plan, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the Company and its stockholders.

BOARD RECOMMENDATION

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE EXECUTIVE INCENTIVE PLAN AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" ADOPTION OF THE EXECUTIVE INCENTIVE PLAN.

               PROPOSAL TO APPROVE THE 1998 STOCK INCENTIVE PLAN

  The Board of Directors of the Company adopted and approved effective as of June 9, 1998 a new compensation plan to be sponsored and maintained by the Company, to be known as the United States Filter Corporation 1998 Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan is subject to approval by the Company's stockholders.

  The Company believes that in order to attract, retain and motivate key employees it is desirable to offer to such employees equity-based compensation. The Stock Incentive Plan is intended to be a flexible vehicle under which a variety of types of equity-based and cash-based compensation awards, including stock options, stock appreciation rights, restricted stock and performance awards, can be made. The closing price of the Company's Common Stock on June 23, 1998, as reported on the New York Stock Exchange Consolidated Transactions Reporting System, was $28.3125 per share.

  Administration. The Stock Incentive Plan would be administered by a committee of the Board of Directors of the Company (the "Committee") comprised of at least two persons. The Committee shall have the sole discretion to interpret the Stock Incentive Plan, establish and modify administrative rules, impose conditions and restrictions on awards, and take such other actions as it deems necessary or advisable. With respect to participants who are not subject to Section 16 of the Exchange Act, the Committee may delegate its authority under the Stock Incentive Plan to one or more officers or employees of the Company. In addition, the full Board of Directors of the Company can perform any of the functions of the Committee under the Stock Incentive Plan.

  Amount of Stock. The Stock Incentive Plan provides for awards of up to 3,000,000 shares of Common Stock. The number and kind of shares subject to outstanding awards, the purchase price for such shares and the number and kind of shares available for issuance under the Stock Incentive Plan is subject to adjustments, in the sole discretion of the Committee, in connection with the occurrence of mergers, recapitalizations and other significant corporate events involving the Company. The shares to be offered under the Stock Incentive Plan will be either authorized and unissued shares or issued shares which have been reacquired by the Company.

  Eligibility and Participation. The participants under the Stock Incentive Plan will be those employees and consultants of the Company or any subsidiary who are selected by the Committee to receive awards, including officers who are also directors of the Company or its subsidiaries. Approximately 22,000 persons will initially be eligible to participate. No participant can receive awards under the Stock Incentive Plan in any calendar year in respect of more than 300,000 shares of Common Stock.

  Amendment or Termination. The Stock Incentive Plan has no fixed expiration date. The Committee will establish expiration and exercise dates on an award-by-award basis. However, for the purpose of awarding incentive stock options under Section 422 of the Code ("incentive stock options"), the Stock Incentive Plan will expire ten years from its effective date and certain provisions of the Stock Incentive Plan relating to performance-based awards under Section 162(m) of the Code will expire on the fifth anniversary of the date of stockholder approval of the Stock Incentive Plan.

  Stock Options. The Committee may grant to a participant incentive stock options, options which do not qualify as incentive stock options ("non-qualified stock options") or a combination thereof. The terms and conditions of stock option grants including the quantity, price, vesting periods, and other conditions on exercise will be determined by the Committee. Incentive stock option grants shall be made in accordance with Section 422 of the Code.

  The exercise price for stock options will be determined by the Committee at its discretion, provided that the exercise price per share for each stock option shall be at least equal to 100% of the fair market value of one share of Common Stock on the date when the stock option is granted.

  Upon a participant's termination of employment for any reason, any stock options which were not exercisable on the participant's termination date will expire, unless otherwise determined by the Committee.

  Upon a participant's termination of employment for reasons other than death, disability or retirement, the participant's stock options will expire on the date of termination, unless the right to exercise the options is extended by the Committee at its discretion. In general, upon a participant's termination by reason of death or disability, stock options which were exercisable on the participant's termination date (or which are otherwise determined to be exercisable by the Committee) may continue to be exercised by the participant (or the participant's beneficiary) for a period of twelve months from the date of the participant's termination of employment, unless extended by the Committee. Upon a participant's termination by reason of retirement, stock options which were exercisable upon the participant's termination date (or which are otherwise determined to be exercisable by the Committee) may continue to be exercised by the participant for a period of three months from the date of the participant's termination of employment, unless extended by the Committee. If upon the disability or retirement of the participant, the participant's age plus years of continuous service with the company and its affiliates and predecessors (as combined and rounded to the nearest month) equals 65 or more, then all of the participant's options will be exerciseable on the date of such disability or retirement for the exercise period stated above. In no event, however, may the options be exercised after the scheduled expiration date of the options.

  Subject to the Committee's discretion, payment for shares of Common Stock on the exercise of stock options may be made in cash, by the delivery (actually or by attestation) of shares of Common Stock held by the participant for at least six months prior to the date of exercise, a combination of cash and shares of Common Stock, or in any other form of consideration acceptable to the Committee (including one or more "cashless" exercise forms).

  Reload options ("Reloads") can be awarded in conjunction with stock options which are granted under the Stock Incentive Plan. Reloads are stock options granted to participants who tender shares to pay the exercise price of other options or tender shares or elect to have shares withheld to pay withholding taxes on the exercise of other options. Each Reload covers a number of shares equal to the number of shares tendered or withheld, has an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant of such Reload and expires on the stated expiration date of the original option. The Committee may specify other terms and conditions applicable to Reloads.

  Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted by the Committee to a participant either separate from or in tandem with non-qualified stock options or incentive stock options. SARs may be granted at the time of the stock option grant or, with respect to non-qualified stock options, at any time prior to the exercise of the stock option. A SAR entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of Common Stock on the exercise date over the SAR exercise price, times (ii) the number of shares of Common Stock with respect to which the SAR is exercised.

  The exercise price of a SAR is determined by the Committee, but in the case of SARs granted in tandem with stock options, may not be less than the exercise price of the related stock option. Upon exercise of a SAR, payment will be made in cash or shares of Common Stock, or a combination thereof, as determined at the discretion of the Committee.

  Restricted Shares. The Committee may award to a participant shares of Common Stock subject to specified restrictions ("Restricted Shares"). The Restricted Shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period (the "Forfeiture Period") and/or the attainment of specified performance targets over the Forfeiture Period. The terms and conditions of Restricted Share awards are determined by the Committee. If vesting is based in whole or in part on performance, the performance targets will also be determined by the Committee but in the case of awards intended to qualify as "performance-based" for purposes of Section 162(m) of the Code will include specified levels of one or more of operating income, return on investment, return on stockholders' equity, earnings before interest, taxes, depreciation and amortization and/or earnings per share.

  Participants who have been awarded Restricted Shares will have all of the rights of a holder of outstanding shares of Common Stock, including the right to vote such shares and to receive dividends. During the Forfeiture Period, the Restricted Shares are nontransferable and may be held in custody by the Company or its designated agent, or if the certificate is properly legended, by the participant.

  The Committee, at its sole discretion, may waive all restrictions with respect to a Restricted Share award under certain circumstances (including the death, disability, or retirement of a participant, or a material change in circumstances arising after the date of grant) subject to such terms and conditions as it deems appropriate.

  Performance Awards. The Committee may grant performance awards to participants under such terms and conditions as the Committee deems appropriate. A performance award entitles a participant to receive a payment from the Company, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of Common Stock or a combination thereof, as determined by the Committee.

  Award periods will be established at the discretion of the Committee. The performance targets will also be determined by the Committee but in the case of awards intended to qualify as "performance-based" for purposes of Section 162(m) of the Code will include specified levels of one or more of operating income, return on investment, return on stockholders' equity, earnings before interest, taxes, depreciation and amortization and/or earnings per share. When circumstances occur which cause predetermined performance targets to be an inappropriate measure of achievement, the Committee, at its discretion, may adjust the performance targets.

  Change in Control. In the event of a change in control of the Company, all stock options and SARs will immediately vest and become exercisable , the restrictions on all Restricted Shares will immediately lapse and all performance awards will immediately become payable. In general, events which constitute a change in control include: (i) acquisition by a person of beneficial ownership of shares representing 50% or more of the voting power of all classes of stock of the Company; (ii) during any two consecutive years, the individuals who at the beginning of such period constitute the Board no longer constitute at least a majority of the Board; (iii) a reorganization, merger or consolidation; or (iv) approval by the stockholders of the Company of a plan of complete liquidation of the Company.

  Federal Income Tax Consequences. The following is a summary of the principal
U. S. federal income tax consequences of Stock Incentive Plan benefits under present tax law. The summary is not intended to be exhaustive and, among other things, does not describe state, local or non-U.S. tax consequences.

  Stock Options. No tax is incurred by the participant, and no amount is deductible by the Company, upon the grant of a nonqualified stock option. At the time of exercise of such an option, the difference between the exercise price and the fair market value of the Common Stock will constitute ordinary income to the participant. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

  In the case of incentive stock options, although no income is recognized upon exercise and the Company is not entitled to a deduction, the excess of the fair market value of the Common Stock on the date of exercise over the exercise price is counted in determining the participant's alternative minimum taxable income. If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt and within two years after the grant of the incentive stock option, gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition of shares acquired upon the exercise of an incentive stock option, the participant may recognize ordinary income, and if so, the Company will be entitled to a deduction in a like amount.

  SARs. The participant will not recognize any income at the time of grant of a SAR. Upon the exercise of a SAR, the cash and the value of any Common Stock received will constitute ordinary income to the participant. The Company will be entitled to a deduction in the amount of such income at the time of exercise.

  Restricted Shares. A participant will normally not recognize taxable income upon an award of Restricted Shares, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the Common Stock as to which the restrictions have lapsed, and the Company will be entitled to a deduction in the same amount. However, a participant may elect under Section 83(b) of the Code to recognize taxable ordinary income in the year the Restricted Shares are awarded in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In such event, the Company will then be entitled to a deduction in the same amount. Any gain or loss subsequently recognized by the participant will be a capital gain or loss.

  Performance Awards. Normally, a participant will not recognize taxable income upon the award of such grants. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any Common Stock received will constitute ordinary income to the participant. The Company will also then be entitled to a deduction in the same amount.

VOTE REQUIRED

  Approval of the Stock Incentive Plan will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy and voting at the Annual Meeting and entitled to vote thereon, assuming the presence of a quorum. In addition, approval of the Stock Incentive Plan will require the total votes cast "For" or "Against" the Stock Incentive Plan to constitute more than 50% of the outstanding shares of Common Stock. If the stockholders do not approve the Stock Incentive Plan, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the Company and its stockholders.

BOARD RECOMMENDATION

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK INCENTIVE PLAN AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" ADOPTION OF THE STOCK INCENTIVE PLAN.

                      PROPOSAL TO APPROVE AN AMENDMENT TO
                     THE 1991 DIRECTORS STOCK OPTION PLAN

  Stockholders are being asked to approve an amendment (the "Amendment") to the Directors Plan. A vote in favor of this proposal will also be a vote in favor of the Directors Plan, as so amended. The Board of Directors approved the Amendment effective April 1, 1998, subject to the approval of the Company's stockholders. The sole change effected by the Amendment is to increase the stated exercise period of stock options granted under the Directors Plan from four years to ten years.

  The Company currently does not pay any cash compensation to its non-employee Directors, although they are reimbursed for out-of-pocket expenses incurred in attending meetings. Directors are compensated for their time and efforts solely through grants of stock options. The Company believes that the Amendment will provides non-employee directors a more meaningful opportunity to acquire Common Stock of the Company and create a greater incentive for such directors to serve on the Board of Directors of the Company and contribute to its long-term growth and profitability objectives.

  The following is a summary of the terms of the Directors Plan, as amended by the Amendment.

  General Provisions. The Directors Plan is administered by the Compensation Committee. The persons eligible to participate in the Directors Plan are the duly elected non-employee directors of the Company (presently eight individuals). The Compensation Committee determines the meaning and application of the provisions of the Directors Plan and related option agreements.

  Options granted under the Directors Plan are non-qualified stock options. The Directors Plan provides that each participant shall receive a grant of options for the purchase of 12,000 shares of Common Stock on the first business day of April in each calendar year. In addition, a participant shall receive a grant of options for the purchase of 12,000 shares of Common Stock upon his or her initial election to the Board, provided that if such election occurs after September 30 of the year first elected, such initial grant shall be for 6,000 shares of Common Stock. The exercise price of each option granted under the Directors Plan shall be equal to 100% of the fair market value of the underlying shares on the date of grant. Each option is fully exercisable on the date of the grant and has a term of ten years from the date of the grant. No options may be granted after February 27, 2001.

  Generally, options may be exercised only by the individual to whom the option is granted, and are not transferable or assignable, except that in the event of an optionee's death or legal disability, the optionee's heirs or legal representatives may exercise the options for a period not to exceed one year.

  Termination of Service. Options will cease to be exercisable within 30 days after termination of the optionee's service to the Company, other than upon termination due to death, disability or retirement or upon termination for cause. Options will be exercisable within twelve months of death or disability and within three months of retirement. Upon termination for cause, a participant's options shall be rescinded.

  Termination and Amendment of Plan. The Board of Directors may terminate or amend the Directors Plan without the approval of the Company's stockholders, but stockholder approval would be required in order to amend the plan to increase the number of shares, to change the class of persons eligible to participate in the plan, to extend the maximum ten-year exercise period or to permit an option exercise price to be fixed at less than 100% of the fair market value as of the date of grant.

  Antidilution Provisions. The amount of shares reserved for issuance under the Directors Plan and the terms of outstanding options shall be adjusted in the event of changes in the outstanding Common Stock by reasons of stock dividends, stock splits, reverse stock splits, split-ups, consolidations, recapitalizations, reorganizations or like events.

  Benefits Under the Directors Plan. Presently, eight Directors of the Company and its subsidiaries are eligible to participate in the Directors Plan. As of April 1, 1998, a grant was made to each of the non-employee directors of an option for 12,000 shares of Common Stock of the Company, for an aggregate grant of options for 84,000 shares of Common Stock at an exercise price of $36.00 per share. On June 23, 1998 the closing price of the Common Stock on the NYSE was $28.3125 per share.

  Certain Federal Income Tax Consequences. The following is a brief summary of the principal U.S. Federal income tax consequences of awards under the Directors Plan based upon current U.S Federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or non-U.S. tax consequences.

  An optionee generally recognizes no taxable income as the result of the grant of a non-qualified stock option. Upon exercise of such an option, the optionee normally recognizes ordinary income in the amount of the excess of the fair market value on the date of exercise over the option price. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as short-term or long-term capital gain or loss, depending upon the length of time the optionee has held the stock from the date of exercise. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired pursuant thereto. The Company would be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

VOTE REQUIRED

  Approval of the Directors Plan, as amended, will require the affirmative vote of at least a majority in voting interest of the stockholders present in person or by proxy at the Annual Meeting and entitled to vote thereon, assuming the presence of a quorum. In addition, approval of the Directors Plan, as amended, will require the total votes cast "For" or "Against" the Directors Plan, as amended, to constitute more than 50% of the outstanding shares of Common Stock.

BOARD RECOMMENDATION

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE DIRECTORS PLAN, AS AMENDED, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" ADOPTION OF THE DIRECTORS PLAN, AS SO AMENDED.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has appointed KPMG Peat Marwick LLP as independent certified public accountants for the Company for the fiscal year ended March 31, 1999 and has further directed that the appointment be submitted for ratification by the stockholders at the Annual Meeting.

  KPMG Peat Marwick LLP is an internationally recognized firm of independent certified public accountants and has audited the Company's financial statements since the 1992 fiscal year. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be available to make a statement, if he or she so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

  The solicitation of proxies is made on behalf of the Board of Directors of the Company and the cost thereof will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, telegram, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of Common Stock held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by March 9, 1999. Any such proposals should be addressed to the Secretary of the Company, 40-004 Cook Street, Palm Desert, California 92211.

                                          By Order of the Board of Directors

                                          /s/ Damian C. Georgino

                                          Damian C. Georgino
                                          Corporate Secretary

July 7, 1998

                       UNITED STATES FILTER CORPORATION

               40-004 Cook Street, Palm Desert, California 92211

P         Proxy for Annual Meeting of Stockholders on August 13, 1998
R
O         This Proxy is Solicited on Behalf of the Board of Directors
X
Y        The undersigned hereby appoints Richard J. Heckmann and Damian C.
      Georgino, and each or either of them as proxies, each with power to appoint his substitute, and hereby authorizes any of them to represent and to vote, as designated on the reverse side of this proxy card, all shares of the Common Stock, par value $.01 per share (the "Common Stock"), of United States Filter Corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on August 13, 1998, commencing at 9:30 A.M., local time, at the Santa Clara Marriott Hotel, 2700 Mission College Boulevard, Santa Clara, California 95052, or any adjournment or postponement thereof as follows on the reverse side of this proxy card.

                     PLEASE DATE AND SIGN ON REVERSE SIDE

     Please mark your
[X]  votes as in this
     example

--------------------------------------------------------------------------------
1.  The election of four directors, each for a term of three years;

FOR all nominees listed at right                                                  Nominees:  Arthur B. Laffer
(except as marked to the contrary      [ ]                                                   Alfred E. Osborne, Jr.
below).                                                                                      J. Danforth Quayle
                                                                                             Andrew D. Seidel
WITHHOLD AUTHORITY to vote for all
nominees listed at right.              [ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, draw a line through such nominee's name.)

                                                                               FOR               AGAINST                ABSTAIN
2.   The proposal to approve the United States Filter
Corporation Senior Executive Incentive Plan;                                   [ ]                 [ ]                    [ ]

3.   The proposal to approve the United States Filter
Corporation 1998 Stock Incentive Plan;                                         [ ]                 [ ]                    [ ]

4.   The proposal to approve an amendment to the
United States Filter Corporation 1991 Directors Stock                          [ ]                 [ ]                    [ ]
Option Plan; and

5.    The proposal to ratify the appointment of KPMG
Peat Marwick LLP as independent public accountants for                         [ ]                 [ ]                    [ ]
the Company.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 THROUGH 5.


SIGNATURE _______________________________________ DATED __________________, 1998


SIGNATURE _______________________________________ DATED __________________, 1998

Note: Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized partner.
--------------------------------------------------------------------------------